Exhibit (a)(5)(M)

Joel E. Elkins (SBN 256020)

jelkins@weisslawllp.com

WEISSLAW LLP

9107 Wilshire Blvd., Suite 450

Beverly Hills, CA 90210

Telephone: 310/208-2800

Facsimile: 310/209-2348

Attorneys for Plaintiff

[Additional counsel on signature page]

UNITED STATES DISTRICT COURT

NORTHERN DISTRICT OF CALIFORNIA

LOUIS SCARANTINO, Individually and On	Case No.
Behalf of All Others Similarly Situated,
CLASS ACTION

Plaintiff,	COMPLAINT FOR VIOLATION OF
v.	THE SECURITIES EXCHANGE ACT OF 1934
ROCKET FUEL INC., RANDY WOOTTON,
MONTE ZWEBEN, RICHARD FRANKEL,
SUSAN L. BOSTROM, RONALD E. F.	JURY TRIAL DEMANDED
CODD, WILLIAM ERICSON, CLARK
KOKICH, JOHN LEWIS, SIZMEK INC.,
FUEL ACQUISITION CO., and VECTOR
CAPITAL,

Defendants.

COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

Plaintiff, by his undersigned attorneys, for this complaint against defendants, alleges upon personal knowledge with respect to himself, and upon information and belief based upon, inter alia, the investigation of counsel as to all other allegations herein, as follows:

NATURE OF THE ACTION

1. This action stems from a proposed transaction announced on July 18, 2017 (the “Proposed Transaction”), pursuant to which Rocket Fuel Inc. (“Rocket Fuel” or the “Company”) will be acquired by affiliates of Vector Capital.

COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

2. On July 17, 2017, Rocket Fuel’s Board of Directors (the “Board” or “Individual Defendants”) caused the Company to enter into an agreement and plan of merger (the “Merger Agreement”) with Sizmek Inc. (“Parent”) and Fuel Acquisition Co. (“Merger Sub,” and together with Parent and Vector Capital, the “Buyers”). Pursuant to the terms of the Merger Agreement, shareholders of Rocket Fuel will receive $2.60 in cash for each share of Rocket Fuel common stock.

3. On August 2, 2017, defendants filed a Solicitation/Recommendation Statement (the “Solicitation Statement”) with the United States Securities and Exchange Commission (“SEC”) in connection with the Proposed Transaction.

4. The Solicitation Statement omits material information with respect to the Proposed Transaction, which renders the Solicitation Statement false and misleading. Accordingly, plaintiff alleges herein that defendants violated Sections 14(e), 14(d), and 20(a) of the Securities Exchange Act of 1934 (the “1934 Act”) in connection with the Solicitation Statement.

JURISDICTION AND VENUE

5. This Court has jurisdiction over all claims asserted herein pursuant to Section 27 of the 1934 Act because the claims asserted herein arise under Sections 14(e), 14(d), and 20(a) of the 1934 Act and Rule 14a-9.

6. This Court has jurisdiction over defendants because each defendant is either a corporation that conducts business in and maintains operations within this District, or is an individual with sufficient minimum contacts with this District so as to make the exercise of jurisdiction by this Court permissible under traditional notions of fair play and substantial justice.

7. Venue is proper under 28 U.S.C. § 1391 because a substantial portion of the transactions and wrongs complained of herein occurred in this District.

COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

PARTIES

8. Plaintiff is, and has been continuously throughout all times relevant hereto, the owner of Rocket Fuel common stock.

9. Defendant Rocket Fuel is a Delaware corporation and maintains its principal executive offices at 1900 Seaport Boulevard, Redwood City, CA 94063. Rocket Fuel’s common stock is traded on the NasdaqGS under the ticker symbol “FUEL.”

10. Defendant Randy Wootton (“Wootton”) is a director of Rocket Fuel and has served as Chief Executive Officer (“CEO”) since November 2015.

11. Defendant Monte Zweben (“Zweben”) has served as a director of Rocket Fuel since March 2010 and as Chairman of the Board since March 2016.

12. Defendant Richard Frankel (“Frankel”) has served as a director of Rocket Fuel since March of 2008 and is a co-founder of Rocket Fuel.

13. Defendant Susan L. Bostrom (“Bostrom”) has served as a director of Rocket Fuel since February 2013.

14. Defendant Ronald E. F. Codd (“Codd”) has served as a director of Rocket Fuel since February 2012.

15. Defendant William Ericson (“Ericson”) has served as a director of Rocket Fuel since May 2008.

16. Defendant Clark Kokich (“Kokich”) has served as a director of Rocket Fuel since April 2011.

17. Defendant John Lewis (“Lewis”) has served as a director of Rocket Fuel since January 2016.

COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

18. The defendants identified in paragraphs 10 through 17 are collectively referred to herein as the “Individual Defendants.”

19. Defendant Parent is a party to the Merger Agreement.

20. Defendant Merger Sub is a wholly-owned subsidiary of the Parent and a party to the Merger Agreement.

21. Defendant Vector Capital is an affiliate of Parent and Merger Sub.

CLASS ACTION ALLEGATIONS

22. Plaintiff brings this action as a class action on behalf of himself and the other public stockholders of Rocket Fuel (the “Class”). Excluded from the Class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any defendant.

23. This action is properly maintainable as a class action.

24. The Class is so numerous that joinder of all members is impracticable. As of July 14, 2017, there were approximately 46,969,168 shares of Rocket Fuel common stock outstanding, held by hundreds, if not thousands, of individuals and entities scattered throughout the country.

25. Questions of law and fact are common to the Class, including, among others, whether defendants will irreparably harm plaintiff and the other members of the Class if defendants’ conduct complained of herein continues.

26. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff’s claims are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

27. The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications that would establish incompatible standards of conduct for defendants, or adjudications that would, as a practical matter, be dispositive of the interests of individual members of the Class who are not parties to the adjudications or would substantially impair or impede those non-party Class members’ ability to protect their interests.

28. Defendants have acted, or refused to act, on grounds generally applicable to the Class as a whole, and are causing injury to the entire Class. Therefore, final injunctive relief on behalf of the Class is appropriate.

SUBSTANTIVE ALLEGATIONS

Background of the Company and the Proposed Transaction

29. Rocket Fuel is a predictive marketing software company that uses artificial intelligence to empower agencies and marketers to anticipate people’s need for products and services.

30. Rocket Fuel was founded in March 2008 with a vision of transforming the digital advertising industry through big data and artificial intelligence.

31. With Moment Scoring™, the Company continues to define the next wave of data-driven marketing by optimizing programmatic marketing decisions across channels, devices, and objectives for agencies and marketers.

COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

32. On May 9, 2017, the Company issued a press release wherein it reported its financial results for the first quarter ended March 31, 2017. The Company reported that Platform Solutions revenue grew significantly year-on-year, representing 29% of total revenue in the first quarter versus 16% in last year’s first quarter. Media Services revenue represented 71% and 84% of total revenue in the first quarter 2017 and the first quarter 2016, respectively. With respect to the results, Individual Defendant Wootton commented:

Rocket Fuel’s first quarter was highlighted by 70% year over year spend growth in Platform Solutions. Our Platform business represented a record 32% of the quarter’s total spend, evidence of the progress we are making transitioning Rocket Fuel towards a platform-oriented software model. While we expect our Media Services business to continue to contract in the near term, we are encouraged by the growth in both adoption, and spend, from our platform services business[.]

Additionally, Stephen Snyder, Chief Financial Officer of the Company, commented:

We believe total spend is a valuable new metric for investors as we transform to selling both technology and services versus selling solely a managed service[.] Our sharp focus on expenses and operational efficiency enabled us to deliver first quarter adjusted EBITDA results that were at the high end of our guidance range and flat with last year, despite a 7% decline in spend year over year. We believe we are making the right long-term decisions that will position Rocket Fuel for profitable growth over time.

33. On July 17, 2017, the Board caused the Company to enter into the Merger Agreement, pursuant to which the Company will be acquired by the Buyers.

34. To the detriment of the Company’s stockholders, the terms of the Merger Agreement substantially favor the Buyers and are calculated to unreasonably dissuade potential suitors from making competing offers.

35. For example, the Individual Defendants have all but ensured that another entity will not emerge with a competing proposal by agreeing to a “no solicitation” provision in the Merger Agreement that prohibits the Individual Defendants from soliciting alternative proposals and severely constrains their ability to communicate and negotiate with potential buyers who wish to submit or have submitted unsolicited alternative proposals.

36. Further, the Company must promptly advise the Buyers of any proposals or inquiries received from other parties.

37. Moreover, the Merger Agreement contains a highly restrictive “fiduciary out” provision permitting the Board to change its recommendation of the Proposed Transaction under extremely limited circumstances, and grants the Buyers a “matching right” with respect to any “Superior Proposal” made to the Company.

COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

38. Further locking up control of the Company in favor of the Buyers, the Merger Agreement provides for a “termination fee” of $4.1 million payable by the Company to the Buyers if the Individual Defendants cause the Company to terminate the Merger Agreement.

39. By agreeing to all of the deal protection devices, the Individual Defendants have locked up the Proposed Transaction and have precluded other bidders from making successful competing offers for the Company.

40. The consideration to be provided to plaintiff and the Class in the Proposed Transaction is inadequate because, among other things, the intrinsic value of the Company is materially in excess of the amount offered in the Proposed Transaction.

41. Furthermore, the Proposed Transaction consideration fails to adequately compensate the Company’s stockholders for the significant synergies created by the merger.

42. Accordingly, the Proposed Transaction will deny Class members their right to share proportionately and equitably in the true value of the Company’s valuable and profitable business, and future growth in profits and earnings.

The Solicitation Statement Omits Material Information, Rendering It False and Misleading

43. Defendants filed the Solicitation Statement with the SEC in connection with the Proposed Transaction.

44. The Solicitation Statement omits material information with respect to the Proposed Transaction, which renders the Solicitation Statement false and misleading.

45. First, the Solicitation Statement omits material information regarding the Company’s financial projections and the analyses performed by the Company’s financial advisor, Needham & Company LLC (“Needham”).

COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

46. With respect to Rocket Fuel’s financial projections, the Solicitation Statement fails to disclose projected free cash flow for each set of Company forecasts.

47. With respect to Needham’s Discounted Cash Flow Analysis, the Solicitation Statement fails to disclose: (i) the inputs and assumptions underlying the discount rate range of 17.0% to 27.0%; (ii) Rocket Fuel’s cash and debt; and (iii) the calculated terminal values.

48. With respect to Needham’s Selected Companies Analysis, the Solicitation Statement fails to disclose the individual multiples and financial metrics for the companies observed by Needham in the analysis.

49. With respect to Needham’s Selected Transactions Analysis, the Solicitation Statement fails to disclose the individual multiples and financial metrics for the transactions observed by Needham in the analysis.

50. With respect to Needham’s Premiums Paid Analysis, the Solicitation Statement fails to disclose the transactions observed by Needham and the premiums paid in such transactions.

51. When a banker’s endorsement of the fairness of a transaction is touted to shareholders, the valuation methods used to arrive at that opinion as well as the key inputs and range of ultimate values generated by those analyses must also be fairly disclosed. Moreover, the disclosure of projected financial information is material because it provides stockholders with a basis to project the future financial performance of a company, and allows stockholders to better understand the financial analyses performed by the company’s financial advisor in support of its fairness opinion.

52. The omission of this material information renders the Solicitation Statement false and misleading, including, inter alia, the following section of the Solicitation Statement: “The Solicitation or Recommendation.”

COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

53. Second, the Solicitation Statement omits material information regarding potential conflicts of interest of the Company’s officers and directors.

54. For example, the Solicitation Statement fails to disclose when the Buyers first expressed interest in retaining Rocket Fuel’s offices and/or directors following the close of the merger.

55. Communications regarding post-transaction employment during the negotiation of the underlying transaction must be disclosed to stockholders. This information is necessary for stockholders to understand potential conflicts of interest of management and the Board, as that information provides illumination concerning motivations that would prevent fiduciaries from acting solely in the best interests of the Company’s stockholders.

56. The omission of this material information renders the Solicitation Statement false and misleading, including, inter alia, the following section of the Solicitation Statement: “The Solicitation or Recommendation.”

57. The above-referenced omitted information, if disclosed, would significantly alter the total mix of information available to Rocket Fuel’s stockholders.

COUNT I

(Claim for Violation of Section 14(e) of the 1934 Act Against Defendants)

58. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

59. Section 14(e) of the 1934 Act states, in relevant part, that:

It shall be unlawful for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading . . . in connection with any tender offer or request or invitation for tenders[.]

COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

60. Defendants disseminated the misleading Solicitation Statement, which contained statements that, in violation of Section 14(e) of the 1934 Act, in light of the circumstances under which they were made, omitted to state material facts necessary to make the statements therein not misleading.

61. The Solicitation Statement was prepared, reviewed, and/or disseminated by defendants.

62. The Solicitation Statement misrepresented and/or omitted material facts in connection with the Proposed Transaction as set forth above.

63. By virtue of their positions within the Company and/or roles in the process and the preparation of the Solicitation Statement, defendants were aware of this information and their duty to disclose this information in the Solicitation Statement.

64. The omissions in the Solicitation Statement are material in that a reasonable shareholder will consider them important in deciding whether to tender their shares in connection with the Proposed Transaction. In addition, a reasonable investor will view a full and accurate disclosure as significantly altering the total mix of information made available.

65. Defendants knowingly or with deliberate recklessness omitted the material information identified above in the Solicitation Statement, causing statements therein to be materially incomplete and misleading.

66. By reason of the foregoing, defendants violated Section 14(e) of the 1934 Act.

67. Because of the false and misleading statements in the Solicitation Statement, plaintiff and the Class are threatened with irreparable harm.

68. Plaintiff and the Class have no adequate remedy at law.

COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

COUNT II

(Claim for Violation of 14(d) of the 1934 Act Against Defendants)

69. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

70. Section 14(d)(4) of the 1934 Act states:

Any solicitation or recommendation to the holders of such a security to accept or reject a tender offer or request or invitation for tenders shall be made in accordance with such rules and regulations as the Commission may prescribe as necessary or appropriate in the public interest or for the protection of investors.

71. Rule 14d-9(d) states, in relevant part:

Any solicitation or recommendation to holders of a class of securities referred to in section 14(d)(1) of the Act with respect to a tender offer for such securities shall include the name of the person making such solicitation or recommendation and the information required by Items 1 through 8 of Schedule 14D-9 (§ 240.14d-101) or a fair and adequate summary thereof[.]

Item 8 requires that directors must “furnish such additional information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not materially misleading.”

72. The Solicitation Statement violates Section 14(d)(4) and Rule 14d-9 because it omits the material facts set forth above, which renders the Solicitation Statement false and/or misleading.

73. Defendants knowingly or with deliberate recklessness omitted the material information set forth above, causing statements therein to be materially incomplete and misleading.

74. The omissions in the Solicitation Statement are material to plaintiff and the Class, and they will be deprived of their entitlement to make a fully informed decision with respect to the Proposed Transaction if such misrepresentations and omissions are not corrected prior to the expiration of the tender offer.

75. Plaintiff and the Class have no adequate remedy at law.

COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

COUNT III

(Claim for Violation of Section 20(a) of the 1934 Act Against the Individual Defendants and the Buyers)

76. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

77. The Individual Defendants and the Buyers acted as controlling persons of Rocket Fuel within the meaning of Section 20(a) of the 1934 Act as alleged herein. By virtue of their positions as officers and/or directors of Rocket Fuel and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the false statements contained in the Solicitation Statement filed with the SEC, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of the Company, including the content and dissemination of the various statements that plaintiff contends are false and misleading.

78. Each of the Individual Defendants and the Buyers was provided with or had unlimited access to copies of the Solicitation Statement alleged by plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause them to be corrected.

79. In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, therefore, is presumed to have had the power to control and influence the particular transactions giving rise to the violations as alleged herein, and exercised the same. The Solicitation Statement contains the unanimous recommendation of the Individual Defendants to approve the Proposed Transaction. They were thus directly connected with and involved in the making of the Solicitation Statement.

80. The Buyers also had direct supervisory control over the composition of the Solicitation Statement and the information disclosed therein, as well as the information that was omitted and/or misrepresented in the Solicitation Statement.

81. By virtue of the foregoing, the Individual Defendants and the Buyers violated Section 20(a) of the 1934 Act.

COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

82. As set forth above, the Individual Defendants and the Buyers had the ability to exercise control over and did control a person or persons who have each violated Section 14(e) of the 1934 Act and Rule 14a-9, by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, these defendants are liable pursuant to Section 20(a) of the 1934 Act.

83. As a direct and proximate result of defendants’ conduct, plaintiff and the Class are threatened with irreparable harm.

84. Plaintiff and the Class have no adequate remedy at law.

PRAYER FOR RELIEF

WHEREFORE, plaintiff prays for judgment and relief as follows:

A. Enjoining defendants and all persons acting in concert with them from proceeding with, consummating, or closing the Proposed Transaction;

B. In the event defendants consummate the Proposed Transaction, rescinding it and setting it aside or awarding rescissory damages;

C. Directing the Individual Defendants to file a Solicitation Statement that does not contain any untrue statements of material fact and that states all material facts required in it or necessary to make the statements contained therein not misleading;

D. Declaring that defendants violated Sections 14(e), 14(d), and 20(a) of the 1934 Act, as well as Rule 14a-9 promulgated thereunder;

E. Awarding plaintiff the costs of this action, including reasonable allowance for plaintiff’s attorneys’ and experts’ fees; and

F. Granting such other and further relief as this Court may deem just and proper.

COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

JURY DEMAND

Plaintiff hereby demands a trial by jury.

Dated: August 7, 2017	WEISSLAW LLP

	By:	/s/ Joel E. Elkins
Joel E. Elkins
9107 Wilshire Blvd., Suite 450
Beverly Hills, CA 90210
Telephone: 310/208-2800
Facsimile: 310/209-2348

OF COUNSEL:		Attorneys for Plaintiff

RIGRODSKY & LONG, P.A.

Brian D. Long

2 Righter Parkway, Suite 120

Wilmington, DE 19803

(302) 295-5310

COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

CERTIFICATION OF PLAINTIFF

I, Louis Scarantino (“Plaintiff”), hereby declare as to the claims asserted under the federal securities laws that:

1. Plaintiff has reviewed the complaint and authorizes its filing.

2. Plaintiff did not purchase the security that is the subject of this action at the direction of Plaintiff’s counsel or in order to participate in any private action.

3. Plaintiff is willing to serve as a representative party on behalf of the class, either individually or as part of a group, and I will testify at deposition or trial, if necessary. I understand that this is not a claim form and that I do not need to execute this Certification to share in any recovery as a member of the class.

4. Plaintiff’s purchase and sale transactions in the Rocket Fuel Inc. (NasdaqGS: FUEL) security that is the subject of this action during the class period is/are as follows:

PURCHASES

Buy Date	Shares	Price per Share
2/6/17	75	$2.34

SALES

Sell Date	Shares	Price per Share

Please list additional transactions on separate sheet of paper, if necessary.

5. Plaintiff has complete authority to bring a suit to recover for investment losses on behalf of purchasers of the subject securities described herein (including Plaintiff, any co-owners, any corporations or other entities, and/or any beneficial owners).

6. During the three years prior to the date of this Certification, Plaintiff has not moved to serve as a representative party for a class in an action filed under the federal securities laws.

7. Plaintiff will not accept any payment for serving as a representative party on behalf of the class beyond Plaintiff’s pro rata share of any recovery, except such reasonable costs and expenses (including lost wages) directly relating to the representation of the class as ordered or approved by the Court.

I declare under penalty of perjury that the foregoing is true and correct.

Executed this 7th day of August, 2017.

/s/ Louis Scarantino
Louis Scarantino

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